Exhibit 99.1

GENERAL GROWTH PROPERTIES FILES MOTION TO SEEK APPROVAL OF PROPOSED $6.55 BILLION INVESTMENT FROM BROOKFIELD, PERSHING SQUARE AND FAIRHOLME

Proposed Transaction Provides Equity Capital at $15 per Share;

Unsecured Creditors to Receive Par Plus Accrued

GGP to Emerge From Bankruptcy as Strong, Focused Shopping Mall Company; GGO to Include Diverse Real Estate Assets with Attractive Long-Term Growth Prospects

CHICAGO, IL (March 31, 2010) — General Growth Properties, Inc. (NYSE: GGP) today announced that it has filed with the U.S. Bankruptcy Court for the Southern District of New York definitive documentation related to the previously announced proposals from Brookfield Asset Management,  Pershing Square Capital Management and Fairholme Capital Management.  Under the terms of the agreements, Brookfield, Pershing Square and Fairholme will commit $6.55 billion of new equity capital at a value of $15.00 per share to facilitate GGP’s emergence from bankruptcy.  In addition, the Company will issue warrants for 120 million shares exercisable at $15.00 per share, subject to approval by the Bankruptcy Court.

GGP believes that this combined equity capital along with its anticipated new $1.5 billion debt issuance — or the reinstatement of a comparable amount of existing debt — would, if approved, deliver substantially all of the cash required to fulfill the Company’s capital needs in connection with its emergence from bankruptcy.  As part of the proposed transaction, GGP will form a new company, General Growth Opportunities (GGO), which will own a diverse portfolio of real estate assets, including the Company’s master planned communities and landmark properties such as Ward Centers in Honolulu, Hawaii and South Street Seaport in New York City.

The proposed plan provides unsecured creditors with par plus accrued interest and, before taking into account the warrants, the existing shareholders with approximately 34 percent of the equity of reorganized GGP and 86 percent of the equity of GGO.  As is typical in a bankruptcy process, GGP intends to continue to explore alternative transactions that may deliver greater value for the Company’s stakeholders.

“This proposed transaction represents an important step toward our goal of creating the greatest value for all our stakeholders,” said Adam Metz, Chief Executive Officer of GGP.  “It provides for a $6.55 billion investment at a value of $15 per share and par plus accrued recovery for unsecured creditors, while providing GGP with the flexibility to explore even better alternatives for an emergence transaction.  Importantly, it allows GGP’s existing equity holders to participate in the potential upside value of GGP and GGO, both of which will be better-capitalized companies operating in an improving economy.  We have structured the proposed transaction to protect the rights of minority shareholders, including existing GGP equity holders, by establishing certain ownership limits and voting restrictions.  The proposed transaction further builds on the tremendous momentum we have achieved in the bankruptcy process to address our capital structure and put the company on a solid financial foundation for the future.”

“The transaction we filed today will create two unique real estate companies, each with a strong strategic focus and attractive growth opportunities,” said Thomas Nolan, President and Chief Operating Officer of GGP.  “General Growth Properties will concentrate on traditional shopping mall assets, including some of the most profitable and strongest properties in the country, and will benefit from GGP’s recognized leadership in property management, high-quality operations and innovation.  GGO will consist of a diverse portfolio of real estate assets with attractive long-term value-creation prospects.”

The full text of the motion can be accessed under the tab entitled “Court Documents” at www.kccllc.net/generalgrowth.

CONTACT: Nicole Spreck, Corporate Communications, (312) 960-6386, nicole.spreck@ggp.com

As previously announced Brookfield Asset Management Inc. has agreed to invest $2.625 billion in a proposed recapitalization of GGP at a value of $15.00 per share.  In addition, Fairholme has agreed to invest $2.8 billion and Pershing Square has agreed to invest $1.1 billion of new equity capital at a value of $15.00 per share.  These proposed transactions provide GGP with long-standing commitments for a significant amount of equity financing, while preserving for the Company the option to replace up to $1.9 billion of the new equity capital to the extent it is able to raise equity capital on more attractive terms.

ABOUT GGP

GGP currently has ownership interest in, or management responsibility for, over 200 regional shopping malls in 43 states, as well as ownership in planned community developments and commercial office buildings. The Company’s portfolio totals approximately 200 million square feet of retail space and includes over 24,000 retail stores nationwide. The Company’s common stock is traded on the New York Stock Exchange under the symbol GGP.

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements. Actual results may differ materially from the results suggested by these forward-looking statements, for a number of reasons, including, but not limited to, the bankruptcy filings of the debtors, our ability to refinance, extend or repay our near and intermediate term debt, our substantial level of indebtedness, the Company’s ability to implement a plan or plans of reorganization to emerge from bankruptcy, our ability to raise additional capital though equity issuances, asset sales or incurrence of new debt, retail and credit market conditions, impairments, land sales in the Master Planned Communities segment, the cost and success of development and re-development projects and our liquidity demands. Readers are referred to the documents filed by General Growth Properties, Inc. with the Securities and Exchange Commission, which further identify the important risk factors that could cause actual results to differ materially from the forward-looking statements in this release. The Company disclaims any obligation to update any forward-looking statements.

#   #   #